Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included under the caption “Independent Registered Public Accounting Firm” in the Prospectus Supplement, under the captions “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Prospectus, and under the captions “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information. We also consent to the incorporation by reference of our reports dated January 29, 2013 on the financial statements and financial highlights of The Cushing Royalty & Income Fund as of and for the period ended November 30, 2012 in this Post-Effective Amendment 1 to the Registration Statement (Form N-2 No. 333-187268).

/s/ Ernst & Young LLP

Dallas, Texas

July 26, 2013